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                                              EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Inhale Therapeutic Systems, Inc. for the registration of 4,558,065 shares of its common stock and $230,000,000 of its 3.5% Convertible Subordinated Notes due October 17, 2007, of our report dated January 5, 2001 with respect to the financial statements of Bradford Particle Design plc included in Inhale Therapeutic Systems, Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission.

                                              /s/ Ernst & Young LLP

Palo Alto, California
January 12, 2001